Exhibit 10.7

2009 Executive Bonus Plan

The 2009 Executive Bonus Plan (the “Bonus Plan”) covers executive officers, vice presidents and other key employees.

Subject to the achievement of a minimum overall Gross Margin Percentage for the full year 2009 (the “Gross Margin Hurdle Amount”), the determination of the actual amount of the annual incentive bonus under the 2009 Executive Bonus Plan to be paid to each such Plan Participant (the “Bonus Payout”) shall be based on two components which shall be given equal weight as follows: i) the Adjusted EBITDA percentage (“EBITDA Percentage”) shall be determined by the percentage achievement of the Adjusted EBITDA amount reflected in the Corporation’s 2009 Annual Financial Plan as approved by the Board of Directors on December 18, 2009 (the “2009 Plan”) such that the EBITDA Percentage increases linearly from zero at zero Adjusted EBITDA to 100% at 100% of Adjusted EBITDA reflected in the 2009 Plan and further, from achievement of Adjusted EBITDA of 100% of the 2009 Plan to Adjusted EBITDA of 150% of the 2009 Plan, the EBITDA Percentage increases linearly from 100% to 200%,  ii) the Free Cash Flow percentage (“FCF Percentage”) shall be determined by the percentage achievement of the Free Cash Flow amount reflected in the 2009 Plan such that the FCF Percentage increases linearly from zero at zero Free Cash Flow to 100% at 100% of Free Cash Flow reflected in the 2009 Plan and further, from achievement of Free Cash Flow of 100% of the 2009 Plan to Free Cash Flow of 150% of the 2009 Plan, the FCF Percentage increases linearly from 100% to 200%, and iii) the respective Target Amount for each Plan Participant shall be multiplied by the simple average of the EBITDA Percentage and the FCF Percentage to determine the Bonus Payout for such Plan Participant, with the Bonus Payouts being capped at 200% of the Target Amounts; provided, however, that if the Gross Margin Hurdle Amount is not achieved there shall be no Bonus Payouts under the 2009 Executive Bonus Plan to any Plan Participant;

Notwithstanding the calculation of the Bonus Payouts as set forth above, the Compensation Committee shall retain the authority to adjust the amount to be paid to any Plan Participant in the discretion of the Committee, provided, however, that, with respect to the Executive Officers of the Corporation the Committee shall not increase the Bonus Payouts.

The target bonus amount for each Plan Participant who is a named executive is the lesser of i) the amount set forth for each such Plan Participant, respectively, in the “2009 Bonus Target” column of table below and ii) the applicable percentage of the actual base salary amount paid to each such Plan Participant for calendar year 2009 set forth for each for each such Plan Participant, respectively,  in the “2009 Bonus Percentage” column of the table below (the “Target Amounts”).

Name	Title Named Executive Officer	2009 Bonus Target	2009 Bonus Percentage
Ofer Gneezy	President & Chief Executive Officer	588,000	100%
Gordon VanderBrug	Executive Vice President	242,000	100%
Richard Tennant	Senior Vice President, Finance & Chief Financial Officer	313,000	73%
Paul Floyd	Senior Vice President, Global Products, Network & Systems	226,000	76%
Mark Flynn	Chief Legal Officer & Corporate Secretary	173,000	57%

These target bonus amounts will be accrued quarterly based on year-to-date achievement of the Financial Plan.  Bonus payouts will be paid following the end of the year.